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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                        Commission File Number  33-81370


                              CENTRAL RENTS, INC.
             (Exact name of Registrant as specified in its charter)

     5480 EAST FERGUSON DRIVE COMMERCE, CALIFORNIA 90022 (213) 720-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              12 7/8% SERIES B SENIOR NOTES DUE DECEMBER 15, 2003
            (Title of each class of securities covered by this Form)

                                 NOT APPLICABLE
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)         [ ]       Rule 12h-3(b)(1)(i)             [X]
Rule 12g-4(a)(1)(ii)        [ ]       Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(2)(i)         [ ]       Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(ii)        [ ]       Rule 12h-3(b)(2)(ii)            [ ]
                                      Rule 15d-6                      [ ]


Approximate number of holders of record as of the certification or
notice date:          NONE


Pursuant to the requirements of the Securities Exchange Act of 1934, Central Rents, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 23, 1998
                                  By:   /s/ A. Keith Wall
                                        A. Keith Wall
                                        Chief Financial Officer